Exhibit 12.2

First BanCorp

Computation of Ratio of Earnings to Fixed Charges and Preference Dividends

Nine-Month Period Ended September 30, 2012

Including Interest on Deposits

Earnings:
Pre-tax income from continuing operations	$19,686

Plus:

Fixed Charges (excluding capitalized interest)	139,533

Total earnings	$159,219

Fixed Charges:
Interest expensed and capitalized	$137,136
Amortized premiums, discounts, and capitalized expenses related to indebtedness	3
An estimate of the interest component within rental expense	2,394

Total fixed charges before preferred dividends	$139,533

Preferred dividends	—

Ratio of pre tax income to net income	1.29

Preferred dividend factor	—

Total fixed charges and preferred stock dividends	$139,533

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.14

Excluding Interest on Deposits

Earnings:
Pre-tax income from continuing operations	$19,686

Plus:

Fixed Charges (excluding capitalized interest)	39,357

Total earnings	$59,043

Fixed Charges:
Interest expensed and capitalized	$36,960
Amortized premiums, discounts, and capitalized expenses related to indebtedness	3
An estimate of the interest component within rental expense	2,394

Total Fixed Charges before preferred dividends	$39,357

Preferred dividends	—

Ratio of pre tax income to net income	1.29

Preferred dividend factor	—

Total fixed charges and preferred stock dividends	$39,357

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.50